Exhibit 8
                   [LETTERHEAD OF HUGHES HUBBARD & REED LLP]

                                      DRAFT

                              [FORM OF TAX OPINION]

Computer Graphics of
Arizona, Inc.
CG Marketing of Arizona, Inc.
Enstech Resources, Inc.
Norman, Riley & Associates, Inc.
Vi-Tech, Inc.
Ronald L. Jensen
James K. Martens
c/o
Computer Graphics of
Arizona, Inc.
19621 N. 23rd Drive
Phoenix, Arizona 85027


Dear Ladies and Gentlemen:

You have asked us to render our opinion concerning certain United States federal income tax consequences of the acquisition described below.

The Proposed Transaction

It is proposed that subject to the satisfaction of certain conditions, Acxiom Corporation, a Delaware corporation, will acquire Computer Graphics of Arizona, Inc., an Arizona corporation ("CGA"), CG Marketing of Arizona, Inc., an Arizona corporation ("CG Marketing"), Enstech Resources, Inc., an Arizona corporation ("Enstech"), Norman, Riley & Associates, Inc., an Arizona corporation ("Norman"), and Vi-Tech, Inc., an Arizona corporation ("Vi-Tech") in statutory mergers pursuant to the corporation laws of the state of Arizona (the "Acquisition"). The Acquisition is to be effected as follows: (i) the creation by Acxiom of three wholly owned subsidiaries, CGA Acquisition Corporation #1, CGA Acquisition Corporation #2, and CGA Acquisition Corporation #3; (ii) the reverse triangular merger of CGA Acquisition Corporation #1 with and into CGA, with CGA surviving; (iii) the reverse triangular merger of


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CGA  Acquisition  Corporation  #2 with and into CG Marketing,  with CG Marketing surviving; and (iv) the forward triangular mergers of Enstech, Norman and Vi-Tech with and into CGA Acquisition Corporation #3, with CGA Acquisition Corporation #3 surviving (thereafter to be known as Acxiom/CG, Inc.). Such mergers shall take place pursuant to the Acquisition Agreement, dated December 31, 1998, between Acxiom Corporation, CGA Acquisition Corporation #1, CGA Acquisition Corporation #2, CGA Acquisition Corporation #3, CGA, CG Marketing, Enstech, Norman, Vi-Tech, and shareholders Ronald L. Jensen and James K. Martens (as amended, the "Agreement").

Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

We understand that no rulings have been sought from the Internal Revenue Service concerning the federal income tax consequences of the Acquisition.

Opinion

For purposes of rendering the opinion set forth below, we have made such investigation of law and have examined such documents and made such inquiries of officers of Acxiom Corporation, CGA, CG Marketing, Enstech, Norman and Vi-Tech, Ronald L. Jensen and James K. Martens and other persons as to factual matters as we have deemed relevant or proper, and have relied on representations provided by letter of Acxiom Corporation, CGA, CG Marketing, Enstech, Norman, Vi-Tech, Ronald L. Jensen and James K. Martens to Hughes Hubbard & Reed LLP dated ----------------, 1999.

In addition, for purposes of this opinion we have assumed that cash received by CGA shareholders who exercise dissenter's rights will not exceed 10 percent of the net assets that CGA held immediately prior to the Acquisition, and will not exceed 30 percent of the gross assets that CGA held immediately prior to the Acquisition.

Based upon and subject to the foregoing, it is our opinion that under current law for United States federal income tax purposes: the merger of CGA Acquisition Corporation #1 with and into CGA will qualify as a reorganization under Sections 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); the merger of CGA Acquisition Corporation #2 with and into CG Marketing will qualify as a reorganization under Code Sections 368(a)(1)(A) and (a)(2)(E); the merger of Enstech with and into CGA Acquisition Corporation #3 will qualify as a reorganization under Code Sections 368(a)(1)(A) and (a)(2)(D); the merger of Norman with and into CGA Acquisition Corporation #3 will qualify as a reorganization under Code Sections 368(a)(1)(A) and (a)(2)(D); and the merger of Vi-Tech with and into CGA Acquisition Corporation #3 will qualify as a reorganization under Code Sections 368(a)(1)(A) and (a)(2)(D).



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The  foregoing  opinion is based on laws,  regulations,  rulings,  and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). We disclaim any duty to update this opinion to reflect any changes in the laws, regulations, rulings, decisions or any other authorities after the Acquired Companies Effective Date.

This opinion is furnished by us solely for the benefit of the shareholders of CGA, CG Marketing, Enstech, Norman and Vi-Tech and may not be relied upon by any other person. We understand that this opinion will be filed with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 of Acxiom Corporation to be filed on or about ------------ 1999. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part thereof. Except to this extent, this opinion may not be furnished to, used by, circulated to, quoted to or otherwise referred to by any other person without our prior written consent in each instance.